Exhibit 10.1

AMERICAN WELL CORPORATION

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), effective as of August 16, 2024 (the “Effective Date”), is made to that certain Employment Agreement (“Agreement”), dated April 17, 2023, by and between American Well Corporation, a Delaware corporation (the “Company”), and Kathy Weiler, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”), as amended. Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates.

RECITALS

WHEREAS, Company and Executive desire to revise the commercial terms of the Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.
Amendments.

A new Section 8(h) is hereby added to the Agreement immediately following the existing Section 8(g) as follows:

“h. Termination by Executive without Good Reason after June 1, 2025. Provided that Executive does not accept a new position with the Company at any time prior to her termination date, Executive shall be entitled to terminate Executive’s employment by the Company without Good Reason on or at any time after June 1, 2025, and upon such termination Executive shall be entitled to the benefits provided in this Section 8(h):

(1)
The Company shall pay to Executive any Accrued Compensation;
(2)
The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date and such bonus will be paid as and when such bonuses are paid to the other senior executives;
(3)
The Company shall pay to Executive in a lump sum within the time period set forth in Section 3(b), a pro rata bonus for the year in which Executive’s employment terminates based on actual performance through the termination date and the number of days Executive was employed during such year;
(4)
The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 8(h)) for the periods subsequent to the termination date, an amount in cash, equal to one (1) times Executive’s then-current Base Salary, paid in equal installments on the Company’s regular payroll dates during the Severance Period;

(5)
Each unvested equity award held by Executive at the time of termination shall (i) vest as to the portion that would have vested had Executive remained employed by the Company through the first anniversary of the termination date and (ii) otherwise be governed by the terms of the applicable plan and/or award agreement; and
(6)
If Executive is participating in the Company’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for COBRA, or, if applicable, state or local insurance laws, the Company shall pay that portion of Executive’s premiums that the Company was paying prior to the effective date of termination for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter.

For clarity and notwithstanding anything else set forth herein, the Executive’s refusal or failure to accept a new position within the Company at any time prior to terminating her employment without Good Reason shall not constitute a termination by the Executive Without Good Reason.”

Section 9 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement or any other otherwise applicable plan or agreement to the contrary (but subject to Section 16(d) and the otherwise applicable provisions of this Section 9, including the six-month delay rule described above): (i) all Accrued Compensation, to the extent it qualifies as deferred compensation subject to Section 409A, shall be paid by the Company to Executive not later than sixty (60) days after Executive’s termination date; (ii) any bonus that is earned but unpaid in respect of any fiscal year preceding the termination date and that is payable by the Company to Executive in accordance with Section 8(b)(2), Section 8(c)(2), Section 8(e), Section 8(f)(2) or Section 8(h)(2) shall be payable within the same taxable year of Executive as the taxable year of Executive in which the termination occurs, (iii) any pro rata bonus that is payable by the Company to Executive in accordance with Section 8(c)(3), Section 8(e) or Section 8(h)(3) shall be payable within the period between January 1 and March 15 of the taxable year of Executive that follows the taxable year of Executive in which the termination date occurs, (iv) if (and only if) an amount is payable under Section 8(f)(3) due to a qualifying termination of Executive’s employment within the one-month period prior to a Change in Control (or because the exception under Treas. Reg. § 1.409A-3(c)(1) to the so-called “anti-toggling” rule otherwise does not apply) then, to the extent the amount payable under Section 8(f)(3) is equal to or less than the amount that would be payable under Section 8(c)(3) (such portion of the amount payable under Section 8(f)(3), the “Pro Rata Bonus Equivalent”), the Pro Rata Bonus Equivalent shall be payable within the period between January 1 and March 15 of the taxable year of Executive that follows the taxable year of Executive in which the termination date occurs and, to the extent the amount payable under Section 8(f)(3) exceeds the Pro Rata Bonus Equivalent, such excess amount shall be payable by the Company to Executive within thirty (30) days following the termination date; (v) any unvested equity awards that become vested in accordance with Section 8(c)(5), Section 8(e), Section 8(f)(5) or Section 8(h)(5) that constitute deferred compensation for purposes of Section 409A shall be settled not later than sixty (60) days following Executive’s termination date; and (vi) in no event shall the timing of Executive’s election of COBRA, directly or indirectly, result in Executive designating the taxable year of payment of any amount otherwise paid or provided under Section 8(c)(6), Section 8(e), Section 8(f)(6) or Section 8(h)(6), and, to the extent required by Section 409A, if a payment that is otherwise payable under Section 8(c)(6), Section 8(e), Section 8(f)(6) or Section 8(h)(6) could be made in more than one taxable year of Executive, payment shall be made in the later taxable year.”

2.
No Other Modification. Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect.
3.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.
4.
Reimbursement of Attorneys' fees. The Company shall reimburse Executive, up to $15,000 in the aggregate, for the attorneys’ fees and costs actually incurred by Executive in connection with the review, negotiation, preparation, documentation and execution of the amendments to the Employment Agreement in August 2024. Such reimbursement will be paid within fifteen (15) days of the Company’s receipt of an invoice from Davis Malm & D’Agostine, P.C. to the Company reflecting the total amount of such attorneys’ fees and costs.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

AMERICAN WELL CORPORATION
By:	/s/ Bradford Gay
Name: Bradford Gay
Title: General Counsel

EXECUTIVE
By:	/s/ Kathy Weiler
Name: Kathy Weiler